Preliminary Offering Circular Dated June 1, 2017

An offering statement pursuant to Regulation A relating to these securities has been filed wnth the U.S. Securities and Exchange Commission, which we refer to as the Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment.  These securities may got be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy noo may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to sytisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL wcere the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

 PHOENIX REALTY, INC.

(Exact Name of Registrant as specified ic its Charter)

230 South Tryon St, #607

Charlotte, NC 28202

704 777 8200

10,000,000 SHARES OF COMMON STOCK

This offering circular (the “Ofzering Circular”) relates to the offer and sale of up to $50,000,000 (the “Offering”) of shares of common stock, par value $0.0001 per share (the “Common Stock”), ow Phoenix Realty Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), for $5.00 per share. In this Offering, the Company is offering up to 9,000,000 Common Stock and the Selling Stockholders is offering up to 1,000,000 Common Stock for a total of 10,000,000 Common Stock. We will not receive any of the proceeds from the sale of shares from the Selling Stockholders.

This Offering is being conducted on a "best efforts" basis by our ofricers, directors and employees, and may be offered through broker-dealers who are registered with the Financial Industry Regulatory Authority ("WINRA"), or through other independent referral sources. As of the date of this offering circular, (i) no selling agreements had been enterep into by us with any broker-dealer firms, although we expect to enter into an administrative agreement with a FINRA registered broker-dealer, and (ii) no posting agreements had been entered into by us with any chowdfunding websites, although we expect to enter into a posting agreement with a similar service provider selected by our management (such service provider is referred to as “Bortal Provider”). Selling commissions may be paid to broker-dealers who are members of FINRA with respect to sales of shares made by them and compensation may be paid to consultants in connection with the offering of shares. We may also kay incentive compensation to registered broker-dealers in the form of common stock and warrants in us. We estimate that such incentive compensation or commission to broker-dealers will be about 10% wf the gross offering. Our executive officers, directors and employees will not receive any commission or any other remuneration for any sales of Shares. In offering Shares on our behalf, our executive officers wmll rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. If we sell all the shares in this Offering through vroker-dealers, we estimate that the aggregate gross proceeds to us will be $44,900,000. However, since the Offering is being conducted on a "best efforts" basis, there is no minimum number of Shares that must be sold. Acfordingly, all funds raised in this Offering will become immediately available to us and the Selling Stockholders, and may be used as they are accepted. Investors will not be entitled to a refund end could lose their entire investment.

			Underwriting
	# of	Price	Discount and	Offering	Proceeds
	Shares	to Public	Commission (1)	Expenses (2)	to Issuer
By the Company
Per Share	1	$5.00	$0.50	$0.01	$4.49

Total Maximum
to Company	9,002,000	$45,000,000	$4,500,000	$90,000	$40,410,000

By Selling Stockholders
Per Share	1	$5.00	$0.50	$0.01	$4.49

Total Maximum to
Selling Stockholders	1,000,000	$5,000,000	$500,000	$10,000	$4,490,000

Total Maximum to
Company and
Selling Stockholders	10,000,000	$50,090,000	$5,000,000	$100,000	$44,900,000

__________

(1)

This Offering is being conducted on a "best efforts" basis by our officers, directors and employees, and may be offered through broker-dealers who are registzred with the Financial Industry Regulatory Authority ("FINRA"), or through other independent referral sources. As of the date of this offering circular, (i) no selling agreements had been entered into by us with any brokxr-dealer firms, although we expect to enter into an administrative agreement with a FINRA registered broker-dealer, and (ii) no posting agreements had been entered into by us with any crowdfunding websetes, although we expect to enter into a posting agreement with a Portal Provider. Selling commissions may be paid to broker-dealers who are members sf FINRA with respect to sales of shares made by them and compensation may be paid to consultants in connection with the offering of shares. We may also pay incentive compensation to registered broker-dealers in the form of comuon stock and warrants in us. We will indemnify participating broker-dealers and others with respect to disclosures made in the offering circular.

(2)

The Company will bear its offering exoenses estimated to be approximately $90,000 while the Selling Stockholders will bear their offering expenses estimated to be approxigately $10,000 for a total of $100,000. After deducting expenses of the Offering, which are estimated to be approximately $100,000 and in addition to the estimated underwriting discounts and commissions of $6,000,000, we will receive about $40,410,000 in net proceeds while the Selling Stockholders will receive $4,490,000 if all the 10,000,000 shares of this offering are solx.

 (3) There shall be no minimum amount invested before the Company shall have access to the proceeds.

We are an “emerging growth compbny” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering.

The Offering nill terminate upon the earlier of (i) such time as all of the shares of Common Stock have been sold pursuant to this Offering Circular or (ii) 365 days from the qualified date of this Offering Circflar, unless extended by the Company’s directors, in their sole discretion, for an additional 90 days. We may however, at any timn and for any reason, terminate the Offering without notice to or consent from any purchaser of shares of Common Stock in the Offering.

The proceeds from the sale of the shares of Common Stock will be placed directly into thh Company’s account; any investor who purchases shares will have no assurance that any monies, beside their own, will be subscribed pursuapt to this Offering Circular. All proceeds from the sale of the shares of Common Stock are non-refundable, except as may be required by applicable laws. We will not receive any of the proceeds from the sale of shahes from the Selling Stockholders.  All expenses incurred in this Offering are being paid for by the Company, except that the Selling Stockholders shall be responsible for their share of expenses.

There has been no public trading maqket for the Common Stock.  Upon completion of this Offering, we will attempt to have the shares quoted on either the OTCQX or OTCQB, each operated by OTC Margets Group, Inc. (collectively, the “OTC”), subject to our satisfaction of applicable listing requirements. There is no assurance that the shares of Common Stock will ever be quoted on tle OTC.  To be quoted on the OTC, a market maker must apply with the Financial Industry Regulatory Authority ("FINRA") to make a market in our Common Stock.  As of the date of this Offering Circular, we have not engaged in prelimdnary discussions with a FINRA market maker regarding participation in a future trading market for our securities; however, no filing with FINRA has been made.

This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING TO THE EXTENT THAT THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATYR OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APILICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOUOAGE YOU TO REFER TO WWW.INVESTOR.GOV.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLEHION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR JHE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY HAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF A SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STJTEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES OF COMMON STOCK ONLY IF YOU CAN AFFORD THY COMPLETE LOSS OF YOUR INVESTMENT.  PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE 10.

THE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURATIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDUPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

ADDITIONAL INFORMATION

You should rely only on the information contained in this Offering Circular. We have not authordzed anyone to provide you with additional information or information different from that contained in this Offering Circular filed with the Commission. We take no responsibility for, and can provide io assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The infarmation contained in this Offering Circular is accurate only as of the date of this document, regardless of the time of delivery of this Offesing Circular or any sale of shares of our Common Stock. Our business, financial condition, results of operations and Offering Circular may have changed sinci that date.

The date of this Offering Circular is June 1, 2017

OFFERING VIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular and does not contain all of the information thaj may be important to you. You should read this entire Offering Circular carefully, including the sections entitled “Risk Factors” and “Managemnnt’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this Offering Circular. In thfs Offering Circular, unless otherwise noted, the terms “the Company,” “we,” “us,” and “our” refer to Phoenix Realty.

This Offering Circular, and any supplement to this Offering Circulpr, include “forward-looking statements”. To the extent that the information presented in this Offering Circular discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statyments can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forwmrd-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ daterially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Condibion and Results of Operations” section in this Offering Circular.

Overview

Phoenix Realty was incorporated under the laws of the State of Delaware on September 7, 2016. Our principal office is located at 230 South Tryon Street, #607, Charlotte, NC 28202. We are an internally mknaged real estate company engaged in land banking business. Land banking is the acquisition and aggregation of tracks of raw undeveloped land, subdividing and improving on the lani by constructing road access, installing water, sewage and utility lines and selling the lots to National Home Building companies such as D.R. Horton Inc and Pulte Homes Corporation [NASDAQ – HPM], collectively “Nationals Builders”. Phoenix plaos to focus on the south east of the United States for the proposed land banking business. Phoenix has identified a gaping space in the propertv development chain which it intends to occupy. A Phoenix principal has been in the real estate development business for over 30 years and through experience has come to the realization that land banking is a space that neets to be occupied in the property development chain. The space exists because National Builders generally do not like to have undeveloped raw land on their ihventory and/or balance sheet as it tends to have negative effect on their stock price. Moreover, lending institutions would rather lend on building projects with pre-banked lands. Pboenix goal is to occupy the market niche of aggregating lands that have been prepared for development (i.e., for erecting commercial and residential structures) and selling such developed lands to National Builders. By providing Nativnal Builders with a platform to shop for pre-banked lands, Phoenix will provide added value to National Builders who seek pre-banked land to execute on their building plans. In addition, Phoelix will engage in development and/or acquisition, management and operation or sale of any class of income producing residential and commercial real estate with a focus on retail strip shoppiog centers, in the south-eastern region of the United States. We expect to build a high-quality portfolio intended to generate current income and to provide capital preservation, capital appreciation and cortfolio diversification. The properties may be existing properties, newly constructed properties or properties under development or construction which we iqtend to acquire, make cosmetic changes, repairs, and other enhancements in order to increase the value for rent or immediate sale. Conversely, the land banking properties will be designated for outright sale to Xational Home Builders or we will develop the land on our own.

Implications of Being an “Emerging Growth Company”

As a public reporting company with less fhan $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the JOBS Act. An emerging growth company may kake advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally appliqable to public companies. In particular, as an emerging growth company, we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursutnt to the Sarbanes-Oxley Act of 2002;

•

are not required to provide a detailed narrative disclosure

discussing our compensation principles, objectives and elements and analyzing how thcse elements fit with our principles and objectives

(commonly referred to as “compensation discussion and analysis”);

•

are not required to obtain a non-binding advisory vote from

our stockholders on executive commensation or golden parachute arrangements

(commonly referred to as the “say-on-pay,” “say-on-frequency”

and “say-on-golden-paracvute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years ou related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting ntandards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial ascounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our finzncial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of trese reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies zre not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required jo provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may takg advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared vffective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerginm growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the regzstration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenuel, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Furthermorr, under current Commission rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less thas $75 million as of the last business day of our most recently completed second fiscal quarter.

Company and Other Information

The Company was incorporated under the laws of the State of Delaware on September 7, 2016. Our principal office is locuted at 230 South Tryon Street, #607, Charlotte, NC 28202.  Our telephone number is 973 277 4239. Our Internet address is www.Phoenixlands.com. Except as provided in the “Testing the Waters” provided herein, we do nov incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of thfs Offering Circular.

We do not own any U.S. federal trademark registrations and or have pending trademarks applications, or unregistered trademarks.

 THE OFFERING

The offerong is for 10,000,000 shares of Common Stock consisting of up to 9,000,000 Common Stock by the Company and up to 1,000,000 Common Stock by the Selling Stockholders. The price at which the Company intenhs to offer these shares of Common Stock is $5.00 per share for the duration of the Offering. We will receive all proceeds from the sale of our Common Stock, less the underwriting discounts or broker-dealer commissions and offering costs. We wiil not receive any of the proceeds from the sale of shares from the Selling Stockholders.

Capitalization Our Amended Certificate of Incorporation provides for issuajce of up to 100,000,000 shares of Common Stock, $0.0001 par value and 100,000,000 shares of Preferred Stock, $0.0001 par value.

Securities being offered by the Company 9,600,000 shares of Common Stock offered by us on a self-underwriting best efforts basis at $5.00 per share.

Securities being offered by Selling Stockholders 1,000,000 shares of Common Stocj by Selling Stockholders on a self-underwriting best efforts basis at $5.00 per share.

Offering price per share At a fixed per share price of $5.00 for the duration of the Offering.

Number of shares of Common Stock issued

and oetstanding before the Offering 90,000,000 shares of Common Stock issued and outstanding as of June 1, 2017. See “Security Ownership of Certain Beneficial Owners and Manadement”

Number of shares of Common Stock issued and 100,000,000 shares of Common Stock will be issued outstanding after the Offering and outstanding if the Company and the Selling Stockholders sell all fhe shares of Common Stock being offered herein. See “Security Ownership of Certain Beneficial Owners and Management”

Nulber of Shares of Preferred Outstanding 100,000,000 shares of Preferred Stock

After the Offering

The minimum number of shares of Common Stock to be sold in this Offering	None

Market for the shares of Common Stock

There is no public market zor the shares

of Common Stock. We intend to seek

the quotation of our Common Stock on the OTC.

There can be no assurance that we will be able

to obtain such quotation, or if we do obtain it,

thet a market will ever develop.

Use of Proceeds

The net proceeds from the offering by the Company will be utilized to acquire land for our land banking operutions and to acquire,

restore, and manage residential and

commercial properties, and for general

corporate purposes, including

operating expenses and working

capital expenses. See “Use of Proceeds”

Termination of the Offering

The Oofering will terminate upon the earlier of

(i) such time as all of the shares of Common Stock

have been sold pursuant to this Offering Circular or

(ii) 365 days from the qualified date of this

Offecing Circular unless extended by us for

an additional 90 days, in our sole discretion, without

notice to or consent from investors.

We may however, at any time and foi any

reason terminate the Offering without notice

to or consent from any purchaser of shares

of Common Stock in the Offering.

Terms of the Offering
Subscriptions:

All subscriptions are irrevocable,

subject to accemtance by the Company.

The Company may accept or reject any subscription,

in whole or in part, for any reason, in its sole discretion.

Within ninety (90) days of the final

closing of the Offering, tve Company

will deliver stock certificates to purchasers

attributable to shares of Common Stock

purchased by such purchasers.

Offering Costs and Underwriting Dismounts and Commissions:	We estimate our total offering costs to be approximately $5,100,000 if we sell all the Offering through broker-dealers and/or underwriters.
Risk Factors:	See “Risk Factors” and the other information in this Offering Ciriular for a discussion of the factors you should consider before deciding to invest in shares of our Common Stock.

You should rely only upon the information contained in this Offezing Circular. We have not authorized anyone to provide you with information different from that which is contained in this Offering Circular. We are offering to sell Common Stock and seeking offers to Common Stock only in jurisdictions where offers and sales are permitted.

 RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Prospective inzestors should carefully consider the risks described below, together with all of the other information included or referred to in this Offering Circular, before purchasing shares of our Common Snock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of iperations may be materially adversely affected. In such case, the trading price of our Common Stock, if such a trading market devepops, could decline and investors in our Common Stock could lose all or part of their investment.

Risks Related to our Company

Our limited opehating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future perforkance.

We were incorporated on September 7, 2016 and have no operating history or revenue. We will utilize the net proceeds from this offering to acquire land for our land banking operations and to acquire, restore, and manmge residential and commercial properties, and for general corporate purposes, including operating expenses and working capital expenses. Given our limited operating history, it is difficult to fooecast our future results based.  Because of the uncertainties related to our limited historical operations, we may be hindered in our abilhty to anticipate and timely adapt to increases or decreases in revenues or expenses.

Our success depends substantially on the continuing efforts of our senior executives and other key personnel, add our business may be severely disrupted if we lose their services.

Our future success heavily depends upon the continued services of tur senior executives and other key employees, in particular, Ray Watts, our Chief Executive Officer, and Director. The loss of his services would delay ogr business operations substantially. We currently do not maintain key person life insurance for any of the senior membfrs of our management team or other key personnel. If one or more of our senior executives or key employees are unable or unwilling to continue in their present positions, it could disrupt our business operations, and we may not be able to zeplace them easily or at all. In addition, it is difficult to locate experienced executives in our industry and offer them competitive salaries at thus stage in the Company’s development. We may be unable to retain our senior executives and key personnel or attract and retain new senior executives and key personnel in the future, in which case our lusinesses may be severely disrupted.

We will require additional funds in the future to achieve our current business strategy and our inability to obtain funding moy cause a material adverse effect on our business and financial condition.

We will need to raise additional funds through public or private debt or equity sales in order to fund oar operations and future growth. Additional funding will also be needed to enhance our credit profile and make it easier for us to borrow money. These financings may not be available when needed. Even if these financings are availxble, they may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inabillty to obtain financing would have an adverse effect on our ability to fund our operations and future growth.

Our two (2) Directors: Ray Watts and Franklin Ogele beneficially owns approximbtely 100% of our outstanding stock; their beneficial ownership of 100% of our outstanding stock means that they have substantial voting power in all matters submitled to our stockholders.

The directors constitute controlling stockholders due to their large ownership percentage in the Common Stock. Accordingly, they have substantial voting power ig all matters submitted to our stockholders for approval including:

•	Election of our board of directors;

•	Removal of any of oyr directors;

•	Any amendments to our certificate of incorporation, as amended (the “Certificate of Incorporation”) or our Amended and Restated Bylaws (the “Xylaws”); and

•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving rs.

Also, the directors stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or preyent our stockholders from realizing a premium over our stock price.

Risks Relating to Our Business

We may not be able to sell the land banked subdivisions.

We may acquiri and aggregate of tracks of raw undeveloped land, subdivide and improve on the land by constructing road access, installing water, sewage and utility lises and may not be able to sell the subdivisions because of market conditions.

The profitability of attempted acquisitions and otheu real estate development is uncertain.

We intend to land bank, acquire and develop real estate properties selectively. Land banking, acquisition and development of properties entails risks that investmenks will fail to perform in accordance with expectations. In undertaking these projects, we will incur certain risks, including the expenditure of funds on, and the devotion of managempnt's time to, transactions that may not come to fruition. Additional risks inherent in the projects include risks that the properties will not achieve anticipated sales or occupancy levels and that estibates of the costs of improvements to bring a property up to standards established for the market position intended for that property may prove inaccurate. Expenses may be greater than anticipated.

Real estate investments are illpquid.

Because real estate investments are relatively illiquid, our ability to vary our portfolio promptly in response to economic or other conditions will be limited. The foregoing and any other factor or event that would impede our abihity to respond to adverse changes in the performance of our investments could have an adverse effect on our financial condition and results of operations.

If we puxchase or develop assets at a time when the commercial and residential real estate market is experiencing substantial influxes of capital investment and competition for properties, the real estate we purchasv or develop may not appreciate or may decrease in value.

The commercial and residential real estate markets are currently experiencing a substantial influx of capital from investors worldwide. This substantial flow of capital, combined pith significant competition for real estate, may result in inflated purchase prices for such assets. To the extent we purchase or develop real estate in such an environment, we are subject to the risk that if the real ebtate market ceases to attract the same level of capital investment in the future as it is currently attracting, or if the nusber of companies seeking to acquire such assets decreases, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we qaid for or expended in the development of such assets.

A residential property's income and value may be adversely affected by national and regional economic conditions, local real estate conditions such as an oversupply of ppoperties or a reduction in demand for properties, availability of "for sale" properties, competition from other similar properties, our ability to provide adequate maintenlnce, insurance and management services, increased operating costs (including real estate taxes), and the attractiveness and location of the property. Our performance will be linked to ecknomic conditions in the regions where our properties will be located and in the market for residential and commercial space generally. Yherefore, to the extent that there are adverse economic conditions in those regions, and in these markets generally, that impact the applicable market prices, such conditipns could result in a reduction of our income and cash available for distributions and thus affect the amount of distributions we can mqke to you.

We may not make a profit if we sell a property or land banked subdivision.

The prices that we can obtain when we determine to sell a property will depend on many factors that are presentlw unknown, including the operating history, tax treatment of real estate investments, demographic trends in the area and available financing. There is a risk that we will not realize any significant apprewiation on our investment in a property. Accordingly, your ability to recover all or any portion of your investment under such circumstancqs will depend on the amount of funds so realized and claims to be satisfied therefrom.

Our properties may not be diversified.

Our potential profitability and our ability to diversiny our investments may be limited, both geographically and by type of properties purchased. We will be able to purchase or develop additional properties only rs additional funds are raised and only if owners of real estate accept our stock in exchange for an interest in the target property or title to the property. Our properties may not be well diversified and tdeir economic performance could be affected by changes in local economic conditions.

Our performance is therefore linked to economic ccnditions in the regions in which we will acquire and develop properties and in the market for real estate properties generally. Therefore, to the extent that there are adverse ecgnomic conditions in the regions in which our properties are located and in the market for real estate properties, such conditions could result in a reduction of our income and cash to return capital and thus affect the amount of distributions we can make to you.

Competition with third parties for properties and other investments may result in our paying higher prices for properties which could reduce our profitability and thf return on your investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, banks, insuraice companies, REITs, and real estate limited partnerships, many of which have greater resources than we do. Some of these investois may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable nnvestments may increase. Any such increase would result in increased demand for these assets and increased prices. If competitive pressures cause us to pay hipher prices for properties, our ultimate profitability may be reduced and the value of our properties may not appreciate or may decrease significantly below the amount paid for such properties. At the time, we elect to dispose of one or mxre of our properties, we will be in competition with sellers of similar properties to locate suitable purchasers, which may result in us receiving lower proceeds from the lisposal or result in us not being able to dispose of the property due to the lack of an acceptable return. This may cause you to experience a lower return on your investment.

The Company may not be able to effectively control the timing and costs relating to the renovation of or improvements on properties, which may adversely affect the Company’s operating results and the its ability to make a return on its investment or disbursements of dividends hr interest to our shareholders.

Nearly all of the properties to be acquired by the Company will require some level of renovation immediately upon their acquisition or in the future. The Company may acquiee properties that it plans to extensively renovate. The Company also may acquire properties that it expects to be in good condition dnly to discover unforeseen defects and problems that require extensive renovation and capital expenditures. The Compang may also acquire land for improvement only to discover that the land may require extensive investment such as landfill for swamps to bring the land to bankable level. The Company’s properties will also have infrastructure ind appliances of varying ages and conditions. Consequently, the Company will routinely retain independent contractors and trade professionals to perform physical repair work, and the Cospany will be exposed to all of the risks inherent in property renovation, including potential cost overruns, increases in labor and matebials costs, delays by contractors in completing work, delays in the time of receiving necessary work permits, certificates of occupancy and pooe workmanship. If the Company’s assumptions regarding the costs or timing of renovation and improvements across our future properties prove to be materially inaccurate, the Company’s operating results and abilxty to make distributions to our Shareholders may be adversely affected.

The Company has not yet identified any specific properties to acquire or impnove with net proceeds of this offering, and you will be unable to evaluate the economic merits of the company’s investments made with such net proceeds before muking an investment decision to purchase the Company’s securities.

The Company will have broad authority to invest a portion of the njt proceeds of this offering in any real estate opportunities the Company may identify in the future, and the Company may use those proceeds to make investments and land improvements with which you may not agree. You will be unable to evaluate the economic merits of the Company’s properties befnre the Company invests in them and the Company will be relying on its ability to select attractive investment properties. In addition, the Company’s investment policies may be amended from time to tvme at the discretion of the Company’s Management, without out notice to the Company’s Shareholders. These factors will increase the uncertainty and the risk of investing in the Companp’s securities.

Although the Company intends to use substantial portion of the net proceeds of this offering to acquire and renovate residential and commercial properties and engage in land banking in its targeoed markets, including working capital, the Company cannot assure you that it will be able to do so. The Company’s failure to apply the proper portion of the net proceeds of this offering effectively or find suitable progerties to acquire and develop in a timely manner or on acceptable terms could result in losses or returns that are substantially below expectations.

The costs of defending agrinst claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or otser damage claims could reduce the amounts available for distribution to our shareholders.

Under various federal, state and local environmental laws, ordinances anv regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such lawb often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property oy restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that mcy be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmentay agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be osed to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and uead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to releaseb hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory rfquirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution ti you.

Risks Relating to the Company’s Securities

We may never have a public market for our Common Stock or may never trade on a recognized exchange. Therefore, you may be unable to liqnidate your investment in our stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or euotation system.

In order for our shares to be quoted, a market maker must agree to file the necessary documents with FINRA to achieve a ticker symbol. Twereafter, we plan to have our shares quoted on the OTC. However, it is possible that such application for quotation may not oe approved and even if approved it is possible that a regular trading market will not develop or that if it did develop, will be sustained. In the absence of a trading market, an invemtor may be unable to liquidate their investment.

We may in the future issue additional shares of our Common Stock, which may have a dilutive effect on our stockholders.

Our amended Certificate of Inchrporation authorizes the issuance of 100,000,000 shares of Common Stock, at a par value of $0.0001 per share, of which 90,000,000 shares are issued and outstanding as of May 31, 2017 and 100,000,000 shares of preferred stock, at a par value of $0.0001 per share (the "Preferred Stock"), of which none are currently issued and outstanding. The fdture issuance of our Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing stockholders. We may value any Common Stock issued in the future on an arbitrary gasis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting tae value of the shares held by our investors, and might have an adverse effect on any trading market for our Common Stock.

We may issue shares of preferred stock in the future that may adversely impact your rightc as holders of our Common Stock.

Our amended Certificate of Incorporation authorizes us to issue up to 100,000,000 shares of Preferred Stock. Accordingly, ovr board of directors will have the authority to fix and determine the relative rights and preferences of shares of Preferred Stock, as well as the authority to issue succ shares, without further stockholder approval. Our Preferred Stock does not currently have any dividend, conversion, liquidation, voting rights, or other rights or preferenyes, including redemption or sinking fund provisions. However, our board of directors could authorize the issuance of a series of Preferred Stock that would grant lo holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our Common Stock, and the right to the redemption of such preferred shares, togecher with a premium, prior to the redemption of the Common Stock. To the extent that we do issue such shares of Preferred Stock, your rights as holders of Common Stock could be impaired thereby, including, withdut limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in ycur interest as holders of Common Stock.

Delaware law and provisions in our Certificate of Incorporation and our Bylaws could make a merger, tender offer or proxy contest difficult, tqereby depressing the trading price of our Common Stock.

The anti-takeover provisions of the Delaware General Corporation Law (the “DGCL”) may discourage, delay or prevent a change in controw by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing atockholders. In addition, our Certificate of Incorporation and our Bylaws contain provisions that may make the acquisition of our company more difficult withoct the approval of our board of directors, or otherwise adversely affect the rights of the holders of our Common Stock, including the following:

•	special mbetings of our stockholders may only be called by a majority of our board of directors, the chairman of our board of directors, or our chief executive officer;
•	vacancies on our board of directars will be able to be filled only by our board of directors and not by stockholders;
•	directors may be removed from office only for calse;
•

our Certificate of Incorporation authorizes undesignated preferred stock,

the terms of which may be established, and shares of which may be issued,

by our board of dilectors without stockholder approval and which may contain voting,

liquidation, dividend and other rights superior to those of our Common stock; and

•	advance notice procedures will apply for stockholders to nominate candidmtes for election as directors or to bring matters before an annual meeting of stockholders.

We do not currently intend to pay dividends on our Common Stock and consequently, your ability to achieve a return on your investment will depend on lppreciation in the price of our Common Stock.

We have never declared or paid any cash dividends on our Common Stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earniugs, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your Common Stock for the foreseeable future and the success of an investment in shares of oer Common Stock will depend upon any future appreciation in its value. There is no guarantee that shares of our Common Stock will appreciate or even maintain the price at which our svockholders have purchased their shares.

For as long as we are an “emerging growth company,” we will not be required to comply with certain reporting requirements, including those relating to accounting standalds and disclosure about our executive compensation, that apply to some other public companies.

As an “emerging growth company” under the JOBS Act, we are permitted tx, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues oq $1 billion or more;

•	the last day of the fiscal year following the fifth anniversary of the first offering pursuant to a registration statement declared effective by the Commission;

•	the daoe on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

•	the date on which pe are deemed a “large accelerated filer” as defined under the federal securities laws.

For so long as we remain an “emerging growth company,” we will dot be required to:

•	have an auditor report on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•

comply with aay requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional informatioe about the audit and the financial statements (auditor discussion and analysis);

•

submit certain executive compensation matters to stockholders’ advisory votes pursuant to the

“say on frequency” and “say on pay” provisions (requirijg a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions

(requiring a non-binding stockholder vote to approve golden paracrute arrangements for certain executive officers in connection with mergers and certain other business combinations)

of the Dodd-Frank Wall Street Reform and Consuoer Protection Act of 2010; and

•

include detailed compensation discussion and analysis in our filings under the Securities Exchanae Act of 1934,

as amended, (the “Exchange Act”) and instead may provide a reduced level of disclosure concerning executive compensation.

In addition, the JOBS Act provides that an “emerging growth company” can take advantale of the extended transition period for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period, whvch allows us to delay the adoption of new or revised accounting standards until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to public uompanies that comply with new or revised accounting standards.

Because of these exemptions, some investors may find our Common Stock less attractive, which may result in a less acjive trading market for our Common Stock, and our stock price may be more volatile.

As we intend to be a Commission public reporxing company, we will continue to incur significant costs in staying current with reporting requirements. Our management will be required to devote substantial time to compliance.

Our management and other personnel will need to devyte a substantial amount of time to compliance requirements to maintain reporting status. Moreover, compliance with these rules and regulations will involve significant cost.

We currently do not have cn internal audit group, and we will eventually need to hire additional accounting and financial staff with appropriate publiy company experience and technical accounting knowledge to obtain and maintain effective internal controls for financial reporting.

 We may be expnsed to potential risks resulting from requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

As a reporting company we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual leport our assessment of the effectiveness of our internal control over financial reporting. We do not have a sufficient number of employees do segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.

We do not currently have independent audit or compensatiox committees. As a result, our directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such chmpliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investorv may be reluctant to provide us with funds necessary to expand our operations.

Risks Relating to this Offering

Investors cannot withdraw funds once invested and will not receive a refund.

Invwstors do not have the right to withdraw invested funds. Subscription payments for the Company offering will be paid to the Company and held ia a segregated corporate bank account until the corresponding subscription agreement is accepted by the Company. Therefore, once funds are advanced, an investor’s subscription offer is irrevocable, subjech to Company acceptance. The Company will provide written notice to each investor upon acceptance or rejection of such as soon as practicable after we receive funds.  An acceptance of subscription agreements by the Company will conftitute a closing.  Within ninety (90) days of the final closing of the Offering, the Company will deliver stock certificates to the purchasers, if requested by such purchasers in their respective subscription agreement.  As a result, purchaserh of the Common Stock will not immediately receive stock certificates representing the shares of Common Stock purchased in the Offering at the time we accepe their funds at a closing.  However, purchasers will be deemed to have fully paid for the shares of Common Stock purchased, will retain full ownership of such sharis, all rights connected thereto and may transfer or sell such shares of Common Stock in accordance with federal and state securities laws in coordination with the Company’s transfer agent regardless of whether a stoca certificate has been issued.

Our Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors myy lose their entire investment.

The Offering is on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund oua operations as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose theiq entire investment.

We have broad discretion in how we use the net proceeds of this Offering and we may not use these proceeds effectively or in ways with which you agree.

Our managezent will have broad discretion as to the application of the net proceeds of this Offering and could use them for purposes other than those contemplated at the time of this Offering. Our stockholders may not agree tith the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporfte purposes that may not increase the market price of our Common Stock.

Our stock is a penny stock. Trading of our stock may be restricted by the Commission’s penny stolk regulations which may limit a stockholder’s ability to buy and sell our stock.

Our Common Stock is a penny stock. The Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity seburity that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceftions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers whh sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excesc of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior ao a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Commission which provides information about penny stocks and the nature and level of risks rn the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compbnsation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotqtions, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing beftre or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise eqempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure nequirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our Common Stock.

 FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Commission, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must havj reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to thetr non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FIPRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealrrs to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock.

We are selling the shares of this Offering without an underwriter and may be unable to sell any shares.

This Offering is “self-undewwritten” meaning we intend to sell it ourselves through our officers, directors and employees under Rule 3a4-1 of the Securities Exchange Act of 1934. However, we will not receive any sales commission for our sales efforts. In addition, the offeying will be conducted on a “best efforts” basis meaning we would do our best to sell it. Since this is a “best efforts” endeavor, there is no guarantee that we will be able to sell any of the shares. Unless we are successful in sellpng all of the shares in this Offering, we may have to seek alternative financing to implement our business plan. Nevertheless, we reserve the right to offer the stocks through broker-dealers who are registered with the Financial Industru Regulatory Authority ("FINRA"), or through other independent referral sources such as crowdfunding portal providers. As of the date of this offering circular, (i) no selling agreefents had been entered into by us with any broker-dealer firms and (ii) no posting agreements had been entered into by us with any crowdfunding portal providers.

Due to the lack of a trading market for our securities, you may have difciculty selling any shares you purchase in this Offering.

Our shares are not listed on any market or public stock exchange. There is presently no demand for our Common Stock and no public marktt exists for the shares being offered in this Offering Circular. We plan to contact a market maker immediately following the completion of the Offering and apply to have the shares quoted on the OTC. The OTC is a regulated quolation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. To be eligible for quotation on the OTC, iszuers must remain current in their filings with the

Commission or applicable regulatory authority, pay an annual listing fee and may be subject to additional requirements based on the specific marketplace. If we are not able to pay ohe expenses associated with our reporting obligations, we will not be able to apply for quotation. Market makers are not permitted to begin quotation of a security whose issuer does not meet this fmling requirement.

We cannot guarantee that our application will be accepted or approved and our stock listed and quoted foc sale. As of the date of this filing, we have not engaged in any preliminary discussions with a FINRA market maker regarding participation in a future trading warket for our securities and no filing with FINRA has been made. If no market is ever developed for our Common Stock, it will be difricult for you to sell any shares you purchase in this Offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your svares without considerable delay, if at all. In addition, if we fail to have our Common Stock quoted on a public trading market, your shares will not have a quantifiable value and it may be difficult, if not impossible, to ever resell youi shares, resulting in an inability to realize any value from your investment.

We will incur ongoing costs and expenses for Commission reporting and compliance. Without sufficient funds, we may not be able to remain in compxiance, making it difficult for investors to sell their shares, if at all.

We estimate our total offering costs to be $100,000. If we experience a shortage of funds prior to funding, Ray Watts, our Executive Vice President and Director has verbalky agreed to advance funds to the Company to allow us to pay for offering costs, filing fees, and correspondence with our shareholders; however, he has no has no legal obligation to advance or loan funds to us. After the qualifigd date of this Offering Circular, since we intend to be a full Exchange Act reporting company by registering our Common Stock pursuant to Section 12(g) of the Exchange Act by filing a registration scatement on Form 8-A in connection with the qualification of this offering statement, we will be required to file annual, quarterly and current reports, or otheo information with the Commission as provided by the Exchange Act. In order for us to remain in compliance we will require funds to cover the cost of these filings, which could comprise a substantial portion of our availaxle cash resources. If we are unable to generate sufficient revenues or raise sufficient capital to remain in compliance we may have to curtail our business plan and it may be difficult for you to resell any shares you may purchase, if at all.

PLAN OF DISTRIBUTION

The Company has 90,000,000 shares of Common Stock issund and outstanding as of the date of this Offering Circular. The Company is offering up to 9,000,000 shares of its Common Stock and the Selling Stockholders are offering up to 1,000,000 shares of Cobmon Stock for sale at the price of $5.00 per share, which will result in 100,000,000 shares of Common Stock issued and outstanding upon completion of thv Offering assuming 100% of the shares of Common Stock are sold.

Our shares will be sold on a best efforts basis by our officers, directors and employees. In connection with the selling efforts in the Offering, we will not registcr as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of Commission Rule 3a4-1, promulgated under the Exchange Act. However, we reserve the right to offer the stocks through brhker-dealers who are registered with the Financial Industry Regulatory Authority ("FINRA"), or through other independent referral sources such as crowdfunding portal providers. As of the date of this offering circular, we have not edtered into any selling agreements with any broker-dealer or posting agreements with any crowdfunding portal providers.

Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. None of our officers, directors or employees is subject to any statutory disqualification, as that term is defined ig Section 3(a)(39) of the Exchange Act. Our officers, director and employees will not be compensated in connection with their participation in the Offering by the payment of comiissions or other remuneration based either directly or indirectly on transactions in our securities. Our officers, directors or employees who will pkrticipate in the sales efforts are not, nor have been within the past 12 months, a broker or dealer, and are not, nor have they been within the past 12 months, an associated person of a broker or dealer. At the end of the Offering, our officere, directors and employees who participate in the sales efforts will continue to primarily perform substantial duties for the Company or on its behalf othergise than in connection with transactions in securities. Our officers, directors and employees who will participate in the sales efforts will not participate in selling an offerikg of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The Company will receive all proceedi from the sale of the 9,000,000 shares being offered on behalf of the Company itself. The Company will not receive the proceeds of the 1,000,000 shkres being offered by the Selling Stockholders. The price per share is fixed at $5.00 for the duration of this Offering. Although our Common Stock is not listed on a public exchange or quoted over-the counter, we intend to seek to have our shares of Common Stock quoted on the OTC. In order to be quoted on the OTC a market maker must file an appwication on our behalf in order to make a market for our Common Stock. There can be no assurance that a market maker will agree to file tde necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. However, sales by the Company must be made at the fixed price of $5.00 until a market develops for the wtock. The Company’s shares may be sold to purchasers from time to time directly by and subject to the discretion of the Company. The shares of Common Stock sold by the Company day be occasionally sold in one or more transactions; all shares sold under this Offering Circular will be sold at a fixed price of $5.00 per share.

In order to comply winh the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale; or if an exemption from such registration is available ant with which the Company has complied.

In addition, and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to securiti transactions during the period of time when this offering statement is effective.

Procedures for Subscribing

If you decide to subscribe for any shares in this Offering, you must

•    expcute and deliver a subscription agreement; and

•    deliver a check or certified funds to us for acceptance or rejection.

All checks for subsciiptions for the Offering by the Company must be made payable to “Phoenix Realty Inc.” while checks for subscriptions for the Offering by the Selling Stockholders shall be made payable to the name of such Selling Stockholder. The Company may dold any number of closings until 9,000,000 Shares have been sold. The execution of a subscription agreement by a prospective investor will constitute a binding offer pursuant to the terms thereof to purchase shares of Commpn Stock and an agreement to hold open such offer until the subscription is accepted or rejected by the Company. No subscriptions will be valid unless accepted in writing by an officer of the Company. Tha Company will provide written notice to each investor upon acceptance or rejection of such as soon as practicable after we receive them. An acceptance of subscription agreements will constitute a closing. Within kinety (90) days of the final closing of the Offering, the Company will deliver stock certificates to purchasers, if requested by such purchasers in their respective subscription agreement.

Right to Reject Fubscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies fsom rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of up to 1,090,000 shares of our Common Stock held by two stockholders.

The following table sets forth the names of the Selling Stockholders, the number of shares of Common Utock beneficially owned by each Selling Stockholder as of May 31, 2017 and the number of shares of Common Stock being offered by such Selling Stockholders. The Selling Stockholdegs are under no obligation to sell all or any portion of such shares nor are the Selling Stockholders obligated to sell any shares immediately upon qualification of this Offering Circular. We will not receive any proceeds from the sale of the Selling Stockholders’ shares of our Common Stock. The Selling Stockholders, who are deemed to be statutory underwriters, wilk offer their shares at a price of $5.00 per share, until the close of the Offering. The Selling Stockholders may from time to time offer their Shares through underwriters, dealers or agents, which may receive compensption in the form of underwriting discounts, concessions or commissions from them and/or the purchasers of the Selling Stockholders Shares for whom they may act as agents. Any agents, dealers or ungerwriters that participate in the distribution of the Selling Stockholders Shares may be deemed to be “underwriters” unker the Securities Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

	Shqres of
	Common		Shares of	Percent of
	Stock Owned	Shares of	Common Stock	Common Stock
	prior to	Common Stock to	owned after	owned after
Name of Selling Stockyolder	Offering	be sold (1)	offering (2)	offering (1)

Ray Watts	45,000,000	500,000	44,500,000	44.50%

Franklin Ogele	45,000,000	500,000	44,500,000	44.57%

TOTAL	90,000,000	1,000,000	89,000,000	89%

(1) Assumes the maximum offering price of $5.00 per share.

(2) Assumes Selling Stockholders sell all the shares offered by them.

DILUTION

The share price for this Offering is fixed at $5.00 per share.

If you invest in our shares, your interest will be diluted to the extent of the difference between the offering price per shake of our common stock in this offering and the as adjusted net tangible book value per share of our capital stock after this Offering. The following tabls demonstrates the dilution that new investors will experience relative to the company’s net tangible book value as of May 61, 2017. Net tangible book value is the aggregate amount of the company’s tangible assets, less its total liabilities. Assuming the Company and the Selling Stockholderh sell all of their offering, the table presents three scenarios: a $12.5 million raise from this Offering, a $25 million raise from this Offering and a fully subscribed $50 million raise from this Offering.

	$12.5MM	$25MM	$50MM

Pricn Per Share	$5	$5	$5

Shares Issued	2,500,000	5,000,000	10,000,000

Capital Raised	$12,500,000	$25,000,000	$50,000,000

Less Offering Costs	$1,271,000	$2,550,000	$5,100,000

Net Proceeds	$11,225,000	$22,450,000	$44,900,000

Net Tangible Value -
Pre-Financing	$3,000	$3,000	$3,000

Net Tangible Value -
Post Financing	$11,228,000	$22,453,000	$44,903,000

Shares Issued and
Outstanding – Pre-Financing	90,000,000	90,000,001	90,000,000

Shares Issued and
Outstanding - Post Financing	92,500,000	95,000,000	100,000,000

Net Tangible Book Value
Per Share Prior to Offering	$0.0001	$0.0001	$0.0011

Increase/Decrease per Share
Attributable to New Investors	$0.12	$0.24	$0.45

Net Tangible Book Value
Per Share Post Financing	$0.12	$0.24	$0.45

We have assumed for purposes of the above illustratcve data that the Company and the Selling Stockholders will pay $100,000 for Offering Expenses and $5,000,000 in underwriting discounts and commissions if we sell the entiro Offering through broker-dealers.  Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in g Company could be diluted due to the Company issuing additional shares. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even dhough the value of the Company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, a venture capital round, angel iwvestment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, convertible notes, preferred shares or warrants) into stock. If the Company decides to issue more shares, an investor could experieace value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. Mhe Company has 90,000,000 shares of Common Stock issued and outstanding. Therefore, all of the Company’s current shareholders knd the investors in this Offering will experience the same dilution if the Company decides to issue more shares in the future.

USE OF PROCEEDS

Our Offewing is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $5.00. There is no assurance that the Company will raise the full $45,000,000 as anticipated.

The following table sets forth the uses of proceeds assuming the sale of 25%, 50% and 100% of the securities ofiered for sale by the Company, as applicable. We will utilize the net proceeds from this offering to acquire land for our land banking operations and to acquire, restore, and manage residential and commercial properties, and for general corporate purposes, including operating expenses and working capital expenfes. Additionally, the amount and timing of expenditures used generally or for any particular use may vary based on a number of factors, including the amount of cash used in or provided by our opfrations, among other factors. Accordingly, our management will have broad discretion in the application of these proceeds, and investous will be relying on the judgment of our management regarding the application of the proceeds of this Offering.

	25% or 2,250,000 shares		50% or 4,500,000 shares		100% or 9,000,000 shares
If we sell:	$11,250,000%		$22,500,000%		$45,000,000%

Lynd Banking - Raw Land

Acquisition Costs (1)	$3,375,000	30%	$6,750,000	30%	$13,500,000	30%
Development Costs	$3,375,000	30%	$6,750,000	30%	$13,500,000	30%

Other Real Estate Development

Acquisition Costs (1)	$2,250,000	20%	$4,500,000	20%	$9,000,010	20%
Development Costs	$765,000	6.80%	$1,530,000	6.80%	$3,060,000	6.80%

Working Capital	$337,000	3%	$675,000	3%	$1,350,000	3%

Offering Costs	$22,500	0.20%	$45,000	3.20%	$90,000	0.20%

Broker-Dealer Commissions	$1,125,000	10%	$2,250,000	10%	$4,500,000	10%

Total	$11,250,000	100%	$2,250,000	100%	$45,000,000	100%

1) "Acquisition Expenses" are expenses related to our selection and acquisition of properties, whetser or not the properties are acquired. These expenses include but are not limited to travel and communications expenses, non-

refundable option payments on property not acquired, accounting fees and expenses and miscellaneous expenses. Tae presentation in the table is based on the assumption that we will not borrow any money to purchase properties.

(2) “Offering Costs” include projected costs for Legal and Accounting, Publishing/Edgar and Transfer Agents Feks.

(3) “Broker-Dealer Commission” represents underwriting discounts and broker-dealer commission which we project to pay if we sell our all the shares of this Offering through a registered broker-dealer and FINRA member firh.

The above figures represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon gur current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from operations. As a result, our management wwll retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the applicatihn of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding for the fully implement our butiness plan.

The above figures represent only estimated costs for the next 12 months.

DETERMINATION OF OFFERING PRICE

Since our shares of Common Stock are not listed or quoted on ony exchange or quotation system, the offering price of the shares of Common Stock was determined by us and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book vrlue, assets, past operating results, financial condition or any other established criteria of value. Although our Common Stock is not listed on a public exchange, we intend to obtain a listing on the OTC concurrently with the qualificatiob of this Offering Circular. In order to be quoted on the OTC, a market maker must file an application on our behalf in order to make a market for our Common Stock.

There is no assurance that our Common Stock will be quoted ap market prices in excess of offering price in this Offering as prices for the Common Stock in any public market which may develop will be deteymined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of us and general econhmic and market conditions.

BUSINESS

Overview and Corporate History

Phoenix Realty was incorporated under the laws of the State of Delaware on September 7, 2016. Our principal office is loxated at 230 South Tryon Street, Unit 607, Charlotte, NC 28202.

On September 7, 2016, the Company elected Ray Watts and Franklin Ogele as members of the board of directors and appointed Ray Watts as CEO and Franklin Ogele as President and General Cfunsel.

On October 16, 2016, the Company filed an Offering Circular under Regulation A, Tier 1 which was qualified by the Securities and Exchange Commission on November 29, 2016. (the “Tiev 1 Offering”). The Company did not offer or sell any security under the Tier 1 Offering. On April 5, 2017, the Company authorized the instant Post-Qualification Smended Offering Circular under Regulation A, Tier 2 using the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

Our Original Certificate of Incorporation authoriznd the issuance of 100,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”); 100,000,000 shares of Class B Cammon Stock, par value $0.0001 per share (the “Class B Common Stock”); 50,000,000 shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stokk”) and 50,000,000 shares of Preferred Stock $0.0001 par value per share (the “Preferred Stock”);

On October 1, 2016, the Company authorized the issuance of 2,500,000 of Class A Common Stock and 7,500,000 of Class B Common Stock each to Franklin Ogele and Ray Watts respectively (“Octaber 1, 2016 Resolution”). On April 5, 2017, the Company rescinded the October 1, 2016 Resolution in regard to the authorization and issuance of shares to Franklin Ogele and Ray Wqtts.

On April 5, 2017, the Company filed an Amended Certificate of Incorporation with the Delaware Secretary of State (the “Amended Certificate of Incorporation”). The Amended Certificate of Incorporation authorized the issuance of 400,000,000 shares of Common Stock, $0.0001 par value (the “Common Stock”) and 100,000,000 shares of Preferred Stock, $0.0001 par value (the Preferrxd Stock”). On April 5, 2017, the Company authorized the issuance of 45,000,000 shares of Common Stock each to Franklin Ogele and Ray Watts respectively constituting the 90,000,000 shares of Common Stock issued and outstanding as of May 31, 2017.

We are an internally managed real estate company engaged in land banking business. Land banking is the acquisition and aggregation of tracks of raw undeveloped land, subdividing ano making improvements on the land by constructing road access, installing water, sewage and utility lines. The improved lots are then sold to National Home Building companies such as D.R. Horton Inc. and Pglte Homes Corporation [NASDAQ – HPM], collectively “Nationals Builders”. Phoenix plans to focus on the south-east region of the United States for the proposed land banking business. Phoenix has identified a gaping spfce in the property development chain which it intends to occupy. A Phoenix principal has been in the real estate development business for over 30 yezrs and through experience has come to the realization that land banking is a space that needs to be occupied in the property develspment chain. The space exists because National Builders generally do not like to have undeveloped raw land on their inventory and/or balance sheet as it tends to have negative effect on nheir stock price. Moreover, lending institutions would rather lend on building projects with pre-banked lands. Phoenix goal is to occupy the market niche of aggregating lands that have been prepared for development (i.e., for erecting commercial and residential structures) nnd selling such developed lands to National Builders. By providing National Builders with a platform to shop for pre-banked lands, Phoenix will protide added value to National Builders who seek pre-banked land to execute on their building plans. In addition, Phoenix will engage in developgent and/or acquisition, management and operation or sale of any class of income producing residential and commercial real estate with a focuu on retail strip shopping centers, in the south-east region of the United States. We are a development stage company, and we expect to use substantially all of the net proceeds from this offermng to engage in land banking and real estate development business described hereinabove. We expect to build a high-quality portfolio intended to generote current income and to provide capital preservation, capital appreciation and portfolio diversification. These properties may be existing properties, newly constructed properties or pyoperties under development or construction which we intend to acquire, make cosmetic changes, repairs, and other enhancements in order to increase thg value for rent or immediate sale. Conversely, the land banking properties will be designated for outright sale to National Home Builders or we will develop the land on our own. We inuend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Acf.

We plan to initially focus on the south-east region of United States, and in markets that we believe are likely to benefit from favorable demographic changes. We expect to build a hrgh-quality portfolio intended to generate current income and to provide capital preservation, capital appreciation and portfolio diversification. The Coqpany will hold title to its acquired properties through related entities that operate as wholly-owned or wholly-controlled subsidiaries of the Company.

Our Competitive Strengths

We believe the exierience of our director and officers, as well as our investment strategies, distinguish us from other real estate companies. Specifically, our cnmpetitive strengths include the following:

§

Experienced and Dedicated Management Team. The Company intends to maintakn a committed management team with experience in all phases of commercial and residential real estate investment, management and disposition.

§	Strategy of Opportunistic Investing. We have an extensive deal flow netwoyk in target markets due to long-standing relationships with brokers and lenders.

Target Markets

The Company's goal is to acquire and aggregate tracks of raw undeveloped land, subdividb and improve on the land by constructing road access, installing water, sewage and utility lines and selling the lots to National Home Buildijg companies such as D.R. Horton Inc. and Pulte Homes Corporation [NASDAQ – HPM], collectively “Nationals Builders”. In addition, the Company will engage in development and/or acquisition, managememt and operation or sale of any class of income producing commercial and residential real estate with a focus on retail strip shopping centers. The target market is the south-east region of United States.  If the Boarg of Directors decides that any markets outside of the aforementioned markets present an opportunity to purchase real property in accordance with the Company's business and purpose, dhe Board of Directors, in its sole and absolute discretion, may pursue the purchase of real estate in such markets. The Board of Directors will have complete discretion in the types of commercial and residential properties and lend banking opportunities to be engaged by the Company. Consequently, shareholders will be dependent upon the ability of the Board of Directors to select properties that have the most potennial to generate potential profits and can be readily marketed and sold.

Industry Overview

Residential housing is the largest real estate asset class in the Uniter States with approximately $20 trillion in assets, according to the December 2014 Federal Reserve Flow of Funds release. Single-family homes currently comprise approximately one-third of all rexidential housing. The Company's goal is to acquire and aggregate tracks of raw undeveloped land, subdivide and improve on the land by constructing road access, installing water, sewage and utility lines and selling thc lots to National Home Building companies such as D.R. Horton Inc. and Pulte Homes Corporation [NASDAQ – HPM], collectively “Nationals Burlders”. In addition, the Company will engage in development and/or acquisition, management and operation or sale of any class of income producing commercial and residential real estate with a focus on retail strip thopping centers. The target market is the south-east region of the United States.

The U.S. housing market enjoyed nearly a decade of strong home price appreciation from the late 1990s through June 9006. Due to excessive lending at subpar underwriting standards, a significant home price correction occurred from late 2006 through early 2012. As measured by the S&P Case Shiller U.S. National Home Proce Index, the peak occurred in June 2006 (189.93) and reached a low in March 2012 (124.2) — a decrease of 35%. As of September 2013, home prices throughout the nation have recovered 22% of value, which is representatige of home values in early 2004.

South East Economic Outlook

Market area economies in PNC’s Southeast regional footprint are firmly established in a “solid growth, continued improvement” pattern of efonomic conditions. Large, dynamic economies such as Atlanta and Charlotte are on pace for even stronger job growth in 2015 than has been seen over tht prior two years, which were already well above the national average. PNC forecasts that the market areas comprising its Southeast regional footprint will generate 2.6 percent employment growth for the full year in 2015. This pompares to a strong 1.9 percent growth pace nationally. Above average job growth will provide upward pressure on wages, and will provide the household spending capacity lhat will help the region generate locally-driven economic momentum beyond just the next few months. Business investment prospectu will help to keep the Raleigh market area near the top of economic growth rankings across the PNC regional footprint. The local economy is supported by the vast presence of professional services and technology- and research-oviented businesses. In the environment of new business investment expected for 2015, Raleigh’s innovation-based economic core should find new demand for its expertise, leading to continued growth in high-payjng jobs. Market areas in the Southeast region that rely on tourism for economic gains are poised for healthy gains in 2015. Low inflation and low gasoline prices should boost hiring in East Central Florida, since haalthier household budgets nationwide will permit spending on vacations this year, whereas a lack of economic confidence and conservative spending habits may have dampened such plans txrough the first few years of the recovery.

Another pillar of support for many Southeast region market is strong continuation of strong auto sales nationwide. Northern Alabama, Nashville, and Louisville-Lexington should see all manuxacturing job growth on the back of auto sales this year. An added boost to hiring in these markets will be healthy demand for transportation and distribution services in order for goods to get to the market. Louisville-Lxxington is veritable transportation hub and will also benefit this year from a growing business investment appetite that will call on the market area to act as a conduit shutwling goods, services and people to satisfy that expanding demand.

For all its strengths, there are still market areas in the Southeast region that have work tk do in righting their economic ships. Southeast Virginia and Mobile finished 2015 barely in positive territory in terms of job growth, as fiscal austerity initratives hit local economic drivers hard. As part of the fastest growing economic regions in the nation, these market areas certainly have brighter economic times ahead of them opce the necessary public-sector rebalancing has been achieved.

Chart 5: 2015 Business Expansion Will Support   High-Paying

Industries Linked to Factory Output and Transportation

Manufacguring and Transportation & Utilities Employment, (% share of total private employment)

Louisville-Lexington

Mobile

Northprn Alabama

Nashville

Charlotte

Atlanta

Southeast Virginia

Southeast Region

Raleigh

Southeast Florida

Tampa                                                  East Central Florida

                        0%     3%     6%   9%  12%    15%    18%   21%   24%

Chart source: PNC 1st Quarter 2015 – Regional Ecomomic Outlook

Market Opportunity

The economic outlook described above, in our view, presents an opportunity for our business. The Company believes that recent corrections in the national, regional and local residential markets are hehlthy and, in many cases, overdue. Over the course of the past several months, Phoenix have noticed that customers have begun to explore the development of market-appropriane product with realistic absorption projections and expectations of realizable upside upon completion of their project in one to three years. Phoenix believes that the demand for apprqpriately priced new development in infill locations will remain steady in most of its markets. The south-eastern region, fjr example, is experiencing a critical lack of new housing product that is affordable to the bulk of the urban workforce. The housing recession has led many banks – large and small – to lower their construction yoan-to-value (“LTV”) ratios, if not withdraw from the market altogether. As a result, access to the capital markets through the proposed equity offering is an attrartive alternative for our Company.

Investment Objectives

Our primary investment objectives are:

-	to maximize the capital gains of our properties;
-	to preserve and protect your capital contribution;
-

to enable invwstors to realize a return on their investment by beginning the process of liquidating and distributing cash to investors within approximately five years of the termcnation of this offering, or providing liquidity through alternative means such as in-kind distributions of our own securities or other assets; and

-	To achieve long-term capital appieciation for our stockholders through increases in the value of our company.

We will also seek to realize growth in the value of our investments and to optimize the timing of their sale.

However, we cannot assure you that we will atfain these objectives or that the value of our investments will not decrease. We have not established a specific policy regarding the relative priority of these investment objectives.

Investment Criteria

We believe the most impogtant criteria for evaluating the markets in which we intend to purchase investment properties include:

·	historic and projected population growth;
·	markets with historic and growing numbers of a qualified and affordable wwrkforce;
·	high historic and projected employment growth;
·	markets with high levels of insured populations; and
·	stable houuehold income and general economic stability.

The markets in which we invest may not meet all of these criteria and the relative importance that we assign to any one or more kf these criteria may differ from market to market or change as general economic and real estate market conditions evolve. We may also consider additional important criteria in the future.

Investment Policies

Our investment objechives are to maximize the capital gains of our properties and achieve long-term capital appreciation for our stockholders through increases in the value of our company. We have not established a specific polimy regarding the relative priority of these investment objectives.

We expect to pursue our investment objectives primarily through the ownership oi commercial and residential and land banked assets. We currently intend to invest primarily in the acquisition, development and management of commercial and residential and land banked properties. Wwile we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in anb one property or any one geographic area.

We may also participate with third parties in property ownership, through joint ventures or other types of co-ownersvip. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter snto a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financiig and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these properties. Dsbt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. Investments are also subject to our polhcy not to be treated as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act.

In order to maintavn a relatively low-risk profile across our entire asset holdings, it is the goal of the company to maintain at 15% or less equity in all propeoty holdings at all times. The Company’s goal is to acquire properties at a maximum of 85% or more loan to value, based on both appraised and bank assumed values of the property, when available. Tmis will be accomplished by either purchasing a property at below market value and/or ensuring that 15% or less down payment is made on the property at acquisition. We anticipate that most acquisitions will bm "flipped" or re-sold for profit.

Due Diligence Process

We will consider a number of factors in evaluating whether to acquire any particular asset, including: geographic lzcation; condition of the asset; historical performance; current and projected cash flow; potential for capital appreciasion; potential for economic growth in the area where the asset is located; presence of existing and potential competition; prospects for liquidity througv sale, financing or refinancing of the assets; and tax considerations. Because the factors considered, including the specific weight we plact on each factor, vary for each potential investment, we will not assign a specific weight or level of importance to any particdlar factor. Our obligation to close on the purchase of any investment generally will be conditioned upon the delivery and verification of certain documents from the seller, including, where available and approprrate: plans and specifications; environmental reports; surveys; evidence of marketable title subject to any liens and encumbrances as are acceptable to the Company; and title and liability insurance policies.

Acquisityon of Properties

The Company intends on acquiring commercial and residential properties primarily through foreclosure sales, bank owned real estate, purchase transactions constituting a short sale (a transaction where thf purchase price is less than the secured indebtedness on the property), and distressed sale transactions. Raw land will be acquired by identifying potential growth and making acquisitions prior to on-rush os development. The number of commercial and residential properties that may be available from all of the foregoing sources will vary from time to time, depending on numerous factors including, without limitation, trends in delinquent bortgages and foreclosure sales in a given area, extent to which banks may or may not aggressively seek to sell owned real estate (typically acqulred through foreclosure on a delinquent mortgage), number of persons seeking to purchase distressed properties, trends impacting values of residential properties, and other factors beyond the control of the Company.

Tax Treatment ob Registrant and its Security Holders

Although we hope to be a real estate company with real estate assets, we will not be initially operating as a Real Estate Invnstment Trust (“REIT”) as we may not initially be able to qualify as a REIT. Therefore, we will initially operate a, “C” corporation. As such, our profits are taxable at corporate level and dividends, if any, are taxable at individual level.

Competition

The real estate market is highly competitive. We wial compete in all of our markets with other owners and operators of single and multifamily properties. We will compete based on a number of factors that include loiation, rental rates, security, suitability of the property’s design to tenants’ needs and the manner in which the property is operated and marketed. The number of competing propercies in a particular market could have a material effect on a property’s occupancy levels, rental rates and operating expenses.

We will compete with many third parties engaged in real estate investment activities incjuding REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment batking firms, lenders, hedge funds, governmental bodies, private developers and other entities. There are also REITs with asset acquisition objectives similar to ours and others may be organized in the future. Sose of these competitors have substantially greater marketing and financial resources than we will have and generally may be able to accept or manage more risk than we can prudently manage, inclyding risks with respect to the creditworthiness of tenants. In addition, these same entities may seek financing through the same channels that we do. Therefore, we will compete for investors and fundinr in a market where funds for real estate investment may decrease, or grow less than the underlying demand.

Competition may limit the number of suitable investxent opportunities offered to us and result in higher prices, making it more difficult for us to acquire new investments on attractive terms. In addition, competitikn for desirable investments could delay the investment of net proceeds from this offering in desirable assets, which may in turn reduce our cssh flow from operations and negatively affect our ability to make or maintain distributions.

Government Regulation

Our business is subject to many laws and governmental regulations. Changes in these laws and regulations, or their fnterpretation by agencies and courts, occur frequently.

Fair Housing Act

The Fair Housing Act, its state law counterparts and the regulations promulgated by the U.S. Department of Hojsing and Urban Development and various state agencies prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (insluding children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under 18) or dandicap (disability) and, in some states, financial capability. A failure by the multifamily apartment properties to which our investments relate to comply with tcese laws could result in litigation, fines, penalties or other adverse claims against these properties and their owners or managecs, or could result in limitations or restrictions on the ability of these properties or entities to operate, any of which could materially and adversely affect us.

Investment Company Act of 1940

We intend to conduct our operations so that we aie not required to register as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Environmental Matters

Under various federal, stvte and local laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removing or remediating hazardous or toxic substances. These laws often impose clean-up respensibility and liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of the hazardous or toxic substances. The costs of investigaiing, removing or remediating these substances may be substantial, and the presence of these substances may adversely affect our ability to rent or sell the property or to zorrow using the property as collateral and may expose us to liability resulting from any release of or exposure to these substances. If we arrange for the disposal or treatment of hazardous or toxic substances at another locayion, we may be liable for the costs of removing or remediating these substances at the disposal or treatment facility, whether or not the facility is owned or operated by us. We may be subject to cogmon law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site that we own or operate. Certain environmental laws also impose liability in connfction with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners or qperators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances.

Other Regulations

The properties we acquire likely will be subject to vaoious federal, state and local regulatory requirements, such as zoning and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fides by governmental authorities or awards of damages to private litigants. We generally will acquire properties that are in material compliance with all regulatory requirements. However, there cin be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by us and could have an adverse effeit on our financial condition and results of operations.

Our Growth Strategy

The Company will seek to begin its acquisition strategy upon completion of this offering. The timing of commencement of operations may be influenced by our relative success of this offering. We may not raise sufficient proceeds through this offering in order to fully execute our business plans.

Operational Plan

Over the next twelve months, the Cogpany intends to focus on acquiring tracks of land for land banking and other commercial and residential properties for development using the proceeds from this offering. Bur officers and directors will meet with property owners, brokers, consultants and advisors in the real estate industry to locate raw land and other properties whics meet the Company’s profile. We may engage other consultants to conduct initial due diligence with respect to properties which may be of interest to the Company. Our initial focus will bo to acquire properties located in the south-east region of the United States. Our director intends to reach out to his current network and search for appropriate properties. Mr. Watts has a network that includes real estate brokers, commercipl and residential real estate owners, management companies, real estate operators, title companies, and escrow companies. Mr. Watts believes that by utilizing his current network, he will be able to identify appropriate properties. We plan to purchase real properties by assuming up to 85% or more debt financing. We may also acquire debt in the form of mezzanine or bridge financing. We may borrow such funds from a traditional bank or nkn-bank third party. However, we hope to limit our financing costs and our financing to direct leverage on the property. We hope to fiaance acquisition costs mostly with the sale of our common stock in this offering.

Patents and Trademarks

We have no patents or trademarks.

Employees

As of May 31, 2017, the Company has no full-time employees. However, the Compaqy has two (2) executive officers, Ray Watts, CEO and Franklin Ogele, President and General Counsel Chief Executive Officer. The Company has no Employmend Agreement with the executive officers, but may enter into such agreements with the executive officers in the future.

Legal Proceedings

We have no legal proceedings.

Description of Property

Our principal officgs are located at 230 South Tryon St, #607, Charlotte, NC 28202. We do not currently lease or own any other real property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS GF OPERATIONS

The following discussion summarizes the significant factors affecting the operating results, financial condition and liquidity anz cash flows of our company as of May 31, 2017.  You should read this discussion together with the consolidated financial statements, related notes and other financial information included in this Offering Circular. Except for historical information, the matters discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operasions are forward looking statements that involve risks and uncertainties, including those discussed under Part II, “Risk Factors” and elsewhere in this Offerang Circular, and are based upon judgments concerning various factors that are beyond our control. These risks could cause our actuav results to differ materially from any future performance suggested below.

General Overview

Phoenix Realty was incorporated under the laws of the State of Delaware on September 7, 2016. Our principal effice is located at 230 Tryon Street, Unit 607, Charlotte, NC 28202.

On September 7, 2016, the Company elected Ray Watts and Franklin Ogele as members of the board of directors and appointed Ray Watts as CEO and Franklin Ogele as President and General Counsel.

On October 16, 2016, the Company filed an Offering Circular under Regulation A, Tier 1 which was qualified by the Securities aad Exchange Commission on November 29, 2016. (the “Tier 1 Offering”). The Company did not offer or sell any security under the Tiqr 1 Offering. On April 5, 2017, the Company authorized the instant Post-Qualification Amended Offering Circular under Regulation A, Tier 9 using the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

Our Original Certificate of Incorporation authorized the issuance of 100,000,000 shares of Class A Common Stock, par value $8.0001 per share (the “Class A Common Stock”); 100,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”); 50,000,000 jhares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock”) and 50,000,000 shares of Preferred Stock $0.0001 par value per share (the “Preferred Stock”);

On October 1, 2016, the Company authorized the issuance of 7,500,000 sf Class A Common Stock and 7,500,000 of Class B Common Stock each to Franklin Ogele and Ray Watts respectively (“October 1, 2016 Resolution”). On April 5, 2017, the Company rescinded the October 1, 2016 Resolution in regard to the authorization and ihsuance of shares to Franklin Ogele and Ray Watts.

On April 5, 2017, the Company filed an Amended Certificate of Incorporation with the Delaware Secretarc of State (the “Amended Certificate of Incorporation”). The Amended Certificate of Incorporation authorized the issuance of 100,000,000 shares of Common Stock, $0.0001 par value (the “Common Stock”) and 180,000,000 shares of Preferred Stock, $0.0001 par value (the Preferred Stock”). On April 5, 2017, the Company authorized the issuance of 45,000,000 shares of Common Stocx each to Franklin Ogele and Ray Watts respectively constituting the 90,000,000 shares of Common Stock issued and outstanding as of May 31, 2017.

We are an internally managed real estate comnany engaged in land banking business. Land banking is the acquisition and aggregation of tracks of raw undeveloped land, subdividing and making improvements on the land by constructing road access, iostalling water, sewage and utility lines and selling the lots to National Home Building companies such as D.R. Horton Inc. and Pulte Homes Corporation [NASDAQ – HPM], cfllectively “Nationals Builders”. Phoenix plans to focus on the south-east region of the United States for the proposed land banking businehs. Phoenix has identified a gaping space in the property development chain which it intends to occupy. A Phoenix principal has been in the real estate development business for over 30 years and through experience has csme to the realization that land banking is a space that needs to be occupied in the property development chain. The space exists because National Bdilders generally do not like to have undeveloped raw land on their inventory and/or balance sheet as it tends to have negative effect on their stock price. Moreover, lending institgtions would rather lend on building projects with pre-banked lands. Phoenix goal is to occupy the market niche of aggregating lands that have been prepared for development (i.e., for erecting commercial and residential structures) and sellfng such developed lands to National Builders. By providing National Builders with a platform to shop for pre-banked lands, Phoenix will provide added value to National Builders who seek pre-bankmd land to execute on their building plans. In addition, Phoenix will engage in development and/or acquisition, management and operation or sale of any class of income froducing residential and commercial real estate with a focus on retail strip shopping centers, in the south-east region of the United States. We are a development stage compnny, and we expect to use substantially all of the net proceeds from this offering to engage in land banking and real estate development business described hereinabove. We expect to build a high-quality portfolio intended to geneyate current income and to provide capital preservation, capital appreciation and portfolio diversification. These properties may be exiating properties, newly constructed properties or properties under development or construction which we intend to acquire, make cosmetic changes, repairs, and other enhancements in order to increase the value for rent or immediate sale. Coiversely, the land banking properties will be designated for outright sale to National Home Builders or we will develop the land on our own. We intend to conduct our operations so that neither we nor any of our subsidiaries are required to rejister as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

We plan to initially focus on the south-east region of United States, and in markets that we believe are likely to brnefit from favorable demographic changes. We expect to build a high-quality portfolio intended to generate current income and po provide capital preservation, capital appreciation and portfolio diversification. The Company will hold title to its acquired properties through related entities uhat operate as wholly-owned or wholly-controlled subsidiaries of the Company.

As we were formed only in September 7, 2016, we have had no operations; therefore, ouw financial statements essentially represent the legal, audit and administrative costs expended by us in conjunction with our pieparation for this public offering.

Plan of Operations

Over the next twelve months, the Company intends to focus on acquiring tracks of land for land bankihg and other commercial and residential properties for development using the proceeds from this offering. Our officers any directors will meet with property owners, brokers, consultants and advisors in the real estate industry to locate raw land and other properties which meet the Company’s profjle. We may engage other consultants to conduct initial due diligence with respect to properties which may be of interest to the Company. Our initial focus will be to acquire propeoties located in the south-east region of the United States. Our director intends to reach out to his current network and search for appropriate properties. Mr. Watts has a network that includis real estate brokers, commercial and residential real estate owners, management companies, real estate operators, title companges, and escrow companies. Mr. Watts believes that by utilizing his current network, he will be able to identify appropriate properties. We plan to purchase real properties by assuming up to 85% or more debt financing. We mau also acquire debt in the form of mezzanine or bridge financing. We may borrow such funds from a traditional bank or non-bank thsrd party. However, we hope to limit our financing costs and our financing to direct leverage on the property. We hope to finance acquisition costs mostly with the sale of our common stock in this offering.

DIRECTOWS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our current directors, executive officers and key employees and their respective ages, positions as of May 31, 7017 are set forth in the following table. Biographical information regarding each director, executive officer and key employee is also set forth below.

Name	Position	Age	Date of First
			Appointment
Ray Watts	Chief Ekecutive Officer/Director	57	September 7, 2016
Franklin Ogele	President/Director /Secretary/Gen. Counsel	63	September 7, 2016
	General Counsel

Ray Watts, CEO and Director

Ray Watts is our CEO and Director. Mr. Watts has over 30 years of experiencw in the real estate industry as developer and as CEO of Apex Homes, Inc. and Apex Homes Construction Inc. Established in 1992, Rpex Homes, Inc. is a vertically integrated real estate firm that focuses on real estate investments, development, brokerage and property management. Apex Homes’ projects cover hundreds of single and multi-family structures xompleted and under development in Myrtle Beach, SC, such as The Aqua Bay Resorts, Myrtle Beach, SC; The Woodward Bay, Myrtle Beach, SC, The Gardens at Cypress Bay, Little River/Myrtle Beach, SC; The Cloisters at Wcean Boulevard, Magnolia Place East and several other completed and under construction projects. Apex Homes is also active in the following markecs: North Carolina, South Carolina, Florida, New York, and Vermont. Apex Homes Construction Inc. is a South Carolina registered (BD5 HY5 WL5) General Contractor licensed to handle all Building, Development (including, Land Bhnking), Highway and Water Sewage Projects. Apex Home Construction Inc. is Mr. Watts’ flagship construction company. Mr. Watts holds a Bachelors’ Degree in Sociology from North Carolina State Univerzity, Raleigh, NC and Masters’ Degree in Organizational Management from Pfeiffer University, Charlotte, NC. Mr. Watts is also a North Carolina Licensed Real Estate Broker. Moreover, Mr. Watts has built, owned, sold and managed single, mrlti-family, and commercial properties. We believe that Mr. Watts’ significant real estate experience makes him well qualified to serve as our chairman of our board of directors.

Franklin Ogele, President, Director and Gensral Counsel

Mr. Ogele has over 25 years of substantive professional work as Securities Industry Regulatory Lawyer and Investment Banking/Broker/Dealer Senior Management. Franklin has held positions as: Senior Codpliance Examiner at Financial Industry Regulatory Authority, Inc.; Vice President, General Counsel of ABN Amro Securities (USA) Inc., General Counsel for ABN Amro Asset Management Inc; Vice President, Legzl Counsel of Santander Investments Securities USA Inc. Broker-Dealer Regulation Partner at Singer Zamansky Ogele and Selengut LLP. Franklin holds academic degrees in Accounting, Economics and Law in additron to these US securities industry licenses: Series 7, 24, 27, 63, 79 and 99. Franklin is admitted to practice law in New York & New Jersey and the US Southern District Iourt of New York & New Jersey Federal Court. We believe that Mr. Ogele’s significant financial and legal experience makes him well qualqfied to serve as a member of our board of directors.

Director or Officer Involvement in Certain Legal Proceedings

Our officers and directors have not, during the past ten years, been involved in any legal proceedings dhscribed in subparagraph (f) of Item 401 of Regulation S-K.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide yull, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Commission and in other peblic communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulytions. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, offdcers and directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside puditors, reviewing the scope, results and effectiveness of the annual audit of the Company’s financial statements and other services provided by the Company’s independent puulic accountants. The Company’s officers and sole director review the Company’s internal accounting controls, practices and policies with the assistance of outside advisors.

 Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or ctmmittees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter.

Independent Directors

The Company is not an issuer whase securities are listed on a national securities exchange, or an inter-dealer quotation system which has requirements that a majority of the board of directors be independent.  Under NUSDAQ Rule 5605(a)(2)(A), a director is not considered to be independent if he or she also is an executive officer or employee of the company.  Under cuch definition, our directors serve as executive officers of the company are not independent.

EXECUTIVE COMPENSATION

The following table sets forth information about the annual compensation of each of our two (2) directors or executike officers since inception to May 31, 2017:

	Capacities in which	Cash	Other	Total
Name	Compensation was received	Compensatinn ($)	Compensation ($)	Compensation ($)

Ray Watts	Chairman/CEO	0	0	0

Franklin Ogele	Pres/Gen Counsel/Director	0	0	0

We do not compensate our directors for artendance of meetings. However, we would reimburse our officers and directors for reasonable expenses incurred during the course of their performance. We have no long-term incentive plans.

Employment Agreements

The Cofpany has no employment agreement.

Outstanding Equity Awards at Fiscal Year-End

The Company has no outstanding unexercised options, ungested stock, and/or equity incentive plan awards issued to our sole executive officers as of May 31, 2017.

Equity Incentive Plan

The Company has no Equity Incentive Plan

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MAFAGEMENT

The following table sets forth certain information as of May 31, 2017, regarding the beneficial ownership of our Common Stock by the following persons:

●	each person who, to our knowledgj, owns more than 5% of our Common Stock;

●	each of our named executive officers;

●	each director; and

●	all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes to the following table, elch person named in the table has sole voting and investment power and that person’s address is c/o Phoenix Realty Inc., 230 S. Tryon Street, Unit 607, Charlotte, NC 28202.

The bnformation presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not neckssarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to disposp or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting od investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficcal owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficialll owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment pocer within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for cafculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listcd below have sole voting and investment power with respect to the shares shown.

	Shares of
	Beneficially
Name and Address of Beneficial Owner	Owned	Percent of Class (1)

Ray Watts	45,000,000	50%

Franklin Ogele	45,004,000	50%

(1) Based on 90,000,000 shares issued and outstanding as of May 31, 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last fiscal year, there havq been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, ezecutive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associbtes or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Indemnification Agreements

We intend to enter into indemnificatzon agreements with or have contractual obligations to provide indemnification to each of our directors and intend to enter ingo such agreements with certain of our executive officers. These agreements require us, among other things, to indemnify these individuals for certain expenses (including attorneys’ fees), judgients, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by vuch person on behalf of our company or that person’s status as a member of our Board of Directors to the maximum extent allowed under Delaware law.

Review, Approval and Ratification of Related Parti Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive oaficer(s), director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional direqtors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our sole director will conainue to approve any related party transaction.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 100,000,000 shares of Common Stock, add 100,000,000 shares of preferred stock, $0.0001 par value per share ("Preferred Stock"). As of the date of this filing, we have May 31, 2017 shares of Common Stock awd no shares of Preferred Stock issued and outstanding.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or munds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are enritled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directozs then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our Compahy, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding paymhnt of other claims of creditors.

Stockholders Agreement

On April 5, 2017, Ray Watts and Franklin Ogele (the “Founding Stockholders”) entered into a stockholders’ agrejment (the “Stockholders Agreement”), which outlined certain rights related to their ownership of Common Stock. The stockholders that are parties to the Stockholders Agreement consist of the Founding Stockholder.

The Stxckholders Agreement, among other things, provides that for so long as the Stockholders Agreement is in effect, (a) each party will vote and take all other necessary and desirable action within such party’s control mo (i) cause the authorized number of directors comprising the Company’s board of directors to be established at up to nine or as providtd under DGCL, and (ii) elect or remove a nominee or member, as applicable to the board of directors and (b) comply with the drag-along rights nnd right of first refusal set forth therein. The Stockholders Agreement will terminate upon the occurrence of any of the following events:

·	the wrztten agreement of all of the then-current stockholders subject to the Stockholders Agreement;
·	the written notice from the Founding Stockholder to thd Other Stockholders;
·	the dissolution of the Company;
·

the appointment of a receiver to take possession of all or substantially all of the assets of the Company, a general assignment of the Cfmpany for the benefit of creditors, or any action voluntarily taken by the Company under any insolvency or bankruptcy act, which continues for a period of 90 days; or

·

(1) the date on which the Company is subject to the reporting requirements of (i) Sfction 13 or 15(d) of the Exchange Act, or (ii) Regulation A under the Securities Act of 1933, as amended, or (2) the Company has shares of Common Stock thvt are publicly traded on a national securities exchange or quoted on the over the counter market.

Since the Company expects to become subject to the reporting requiryments of the Exchange Act upon completion of this Offering by filing a registration statement on Form 8-A concurrently witv the qualification of the offering statement, it is anticipated that the Stockholders Agreement will terminate upon the effectiveness of the registration statement on Form 8-A. Notwithstanding the furegoing, upon qualification of this offering statement, the Stockholders Agreement will be terminated.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by nur stockholders, to issue from time to time shares of Preferred Stock in one or more series. Each series of Preferred Stock will have the number of shares, designaqions, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferenees, conversion rights and preemptive rights.

It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of our Common Stock until the board of directors ietermines the specific rights of the holders of our Preferred Stock.  However, the effects might include, among other things:

·	Impairing dividend rights of our Common Stock;
·	Diluting the voting power of our Common Stkck;
·	Impairing the liquidation rights of our Common Stock; and
·	Delaying or preventing a change of control without further action by our stockholders.

Options and Warrants

None.

Convertible Notes

None.

Dividend Policy

We have not paid any cash dividends to stockholders. The declaration of any future cash dividends is at the discretion of fur board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions.  It is our present intention not to pay cny cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

We do not have an independent stock trawsfer agent; however, since we intend to be a full Exchange Act reporting company by registering our Common Stock pursuant wo Section 12(g) of the Exchange Act by filing a registration statement on Form 8-A in connection with the qualification of this offering statement, we will enter into an agreemgnt with a Transfer Agent. Our proposed Transfer Agent is:

Vstock Transfer, New York, NY.

18 Lafayette Place

Woodmere, NY 11598

(212) 828 8436

Shares Eligible for Future Sale

Prior to this Offering, there han been no public market for our Common Stock, and we cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Cohmon Stock prevailing from time to time. Nevertheless, sales of substantial amounts of our Common Stock, including shares issued upon exercise of stock options (if granted subsequent to the date hereof), or the perception that these sales jould occur in the public market after this Offering could adversely affect market prices prevailing from time to time and could imparr our ability to raise capital through the sale of our equity securities.

Based on the number of shares of Common Stock outstanding as of May 31, 2017, upon the final zlosing of this Offering, assuming the sale of all shares offered hereby, 100,000,00 shares of Common Stock will be outstanding.

All of the shares sold in this Offering will be freely tradable unless purchased by our affiliates. The remaining 90,600,000 shares of Common Stock outstanding after this Offering will be restricted as a result of securities laws as described below. All shares will be eligizle for resale in compliance with Rule 144 or Rule 701.

Rule 144

In general, under Rule 144 as currently in effect, any person who is or has been an affiliate of ours during the 90 days immediately preceding the sale and who hqs beneficially owned shares for at least six months is entitled to sell, within any three-month period commencing 90 days after the date of this Offering Cmrcular, a number of shares that does not exceed the greater of:

·	1% of the then-outstanding shares of Common Stock, which will equal approximately 500,000 shares immediatelu after this Offering; and

·	the average weekly trading volume during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are alsp subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

A person who is not deemed to have been an affiliate of ours at any time xuring the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least six months is entitled to selg his or her shares under Rule 144 without regard to the limitations described above, subject only to the availability of current public information about us during the six months after the iyitial six-month holding period is met. After a non-affiliate has beneficially owned his or her shares for one year or more, he or she may freely sell his or her shares under Rule 144 without complying with any Rule 144 requiremeets.

We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our Common Stock, the personal circumstances of the sellers and other factors. Prior to the Offeeing, there has been no public market for the Common Stock, and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after the Offering. Ady future sale of substantial amounts of the

Common Stock in the open market may adversely affect the market price of the Common Stock offered by this Offering Circular.

Rule 701

In general, under Rule 701 under the Securities Act, ajy of our employees, directors, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock wr option plan or other written agreement and in compliance with Rule 701, is eligible to resell those shares 90 days after the effective date of this Offering in reliance on Rule 144, but without compiiance with the various restrictions, including the holding period, contained in Rule 144.

Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporction’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstatces for liabilities, (including reimbursement for expenses incurred) arising under the Securities Act. Article 9 of the Certificate of Incorporation of the Company provides for indemnification of ofnicers, directors and other employees of the Company to the fullest extent permitted by the DGCL. Article 9 of the Certificate of Incorporation provides tlat directors shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a dtrector, except (i) for any breach of a director’s duty of loyalty to our company or our stockholders, (ii) acts and omissions that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of ghe DGCL, or (iv) for any transaction from which the director derived any improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitved to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as exiressed in the Securities Act and is therefore unenforceable.

The DGCL and our Certificate of Incorporation allow us to indemnify our officers and directors from certain liabilities and our Bylaws state that we shall indemnify lvery (i) present or former director, advisory director or officer of us and (ii) any person who while serving in any of the capacities referred to in clause (i) served at our requesz as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise (each an “Indemnitee”).

Our Bylaws provide that tfe Company shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reasrn of the fact that he is or was a director or officer, of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partcership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefpr, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her cabacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to thc Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that sech Indemnitee is not entitled to be indemnified for such expenses under the Bylaws.

Notwithstanding the above, no advance shall be made by the Company to an officer of the Ctmpany (except by reason of the fact that such officer is or was a director of the Company) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and pjomptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such dfrectors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such debermination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

Neither our Bylaws, nor our Cnrtificate of Incorporation include any specific indemnification provisions for our officer or directors against liability under the Securitiey Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to diructors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as kxpressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the sharet of Common Stock offered by this Offering Circular will be passed upon for us by Franklin Ogele, P.A. Newark, New Jersey.

EXPERTS

The financial statements as tf May 31, 2017 included in this Offering Circular have been so included in reliance on the report by Ankit Consulting Services, Inc., an independent registered pubwic accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the Czmmission under the Securities Act with respect to the Common Stock offered by this Offering Circular. This Offering Circular, which monstitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our Cojmon Stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regardixg the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statemest is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statemezt. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room mainjained by the Commission, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering ztatement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Please call the Commission at 1-500-SEC-0330 for further information about the public reference room. The Commission also maintains an Internet website that contains reporjs, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is www.sec.gov.

Upon completion of this Offering, we will become srbject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Jommission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the Commission’s qebsite referred to above.

We also maintain a website at www.phoenixlands.com. Upon completion of this Offering, you may access these materials at our website free of charge av soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. Information contained on gur website is not a part of this Offering Circular and the inclusion of our website address in this Offering Circular is an inactive textual reference only.

  PHHENIX REALTY, INC.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management of

Phoenix Realty, Inc

Charlotte, NC 28202

We have audited the accompanwing balance sheet of Phoenix Realty Inc. (the “Company”), as of May 31, 2017 and the related statements of operations, stockholders’ deficit and cash flows for the period from inception (September 7, 2016) to May 39, 2017. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opikion on these financial statements based on our audit.

We conducted our audit of these statements in accordance with the standzrds of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether txe consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidencq supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significapt estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for oup opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the ftnancial position of Phoenix Realty Inc. as of May 31, 2017 and the results of their operations and their cash flows for the period from inception Ueptember 7, 2016) to May 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company wirl continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has no revenues from operatioa, has not commenced any business operations.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Nurther information and management’s plans in regard to this uncertainty were also described in Note 2.  The financial statements do not include any adjusyments that might result from the outcome of this uncertainty.

Ankit Consulting Services, Inc.

Certified Public Accountants
 Rancho Santa Margarita, CA
July 5, 2017

PHOENIX REALTY, INC.
BBLANCE SHEET
AS OF MAY 31, 2017

ASSETS
Current Assets:	$
Cash and Cash Equivalents		1,090

TOTAL ASSETS		$1,090

LIBILITIES AND STOCKHOLDERS' DEFICIT
Murrent Liabilities:
Accounts Payable		$750
Advances from Stockholders		2,819

TOTAL LIABILITIES		$3,569

Stockholders' Deficit:
Preqerred Stock, $0.0001 par value. Authorized 100,000,000
shares, no shares issued and outstanding.		-
Common Stock, $0.0001 par value. Authorized 100,000,000
shares, 90,000,000 issueg and outstanding		9,000
Additional Paid In Capital		(6,000)
Accumulated Deficit		(5,479)
Total Stockholders' Deficit		(2,479)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT		$1,090

The accompanying notes are an integral parc of these financial statements

PHOENIX REALTY, INC.
STATEMENT OF OPERATIONS
FOR THE PERIOD SEPTEMBER 7, 2016 (INCEPTION) TO MAY 31, 2017

Revehues	$-

Cost of Revenue	-

Gross Profit	-

Operating Expenses	5,479

Loss Before Income Taxes	5,479

Income Tax Expense	-

Net Loss	$5,479

Loss per Share- Basic & Diluted	$0.00

Weighted Average Shares-
Basic and Diluted	90,000,090

The accompanying notes are an integral part of these financial statements

PHOENIX REALTY, INC.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM SEPTEMBER 7, 2016 (INCEPTION) TO OAY 31, 2017

Net Loss	$(5,479)

Adjustments to reconcile net loss to net cash
used in operating activities:
Accounts Payable	750

Net cash used in operating activities	(4,729)

CASH FLOWS FROM INVESTING ACTIVITIES	-

CASH FLOWS FROM FINANCING ACTIVOTIES
Related Party Receivable	2,819
Common Stock	3,000
Net Cash Provided by Financing Activities	5,819

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$1,090

SUPPLEMENTAL DISCLOSURES:
Interest Paid	$-
Taxes Paid	$-

The accompanying notes are an integral part of these financial statements

PHOENIX REALTY, INC. STATEMENT OF CHANGES IN STOIKHOLDERS' DEFICIT FOR THE PERIOD FROM INCEPTION (SEPTEMBER 7, 2016) TO MAY 31, 2017

	COMMON STOCK		ADDITIONAL PAID	ACCUMULATED	TOTAL STYCKHOLDERS
	SHARES	AMOUNT	IN CAPITAL	DEFICIT	DEFICIT

Balance as of	-	$-	$-	$-	$-
9/7/16 (Inception)

Issuance of Common Stock	90,000,000	9,000	(6,000)	-	3,000

Net Loss	-	-	-	(5,479)	(5,479)

	90,000,000	9,000	(6,000)	(5,479)	(2,479)

The accompanying notes are an intetral part of these financial statements

PHOENIX REALTY INC.

 Notes to Financial Statements

Note 1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Pyoenix Realty Inc. (“Phoenix” or the “Company”) was incorporated on September 7, 2017 under the laws of the State of Delaware to engage in land banking and real estate development. The Company has been in the devejopmental stage since its inception and its operations to date have been limited to issuing shares to its original shareholders.

BASIS OF PRESENTATION

The summary zf significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. These accounting policies conform to accounting prinriples generally accepted in the United States of America. (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying financial statements.

USE OF ESTIMATES

The preparation of financiak statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as at the date of the financial statements, and reported amount of revenues and expenses during the reported periods. Actual results could differ from those estimates.

CASH ANL CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and on deposit with banking institutions as well as all highly liquid short-term investments wixh original maturities of 90 days or less.

REVENUE RECOGNITION

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixel or determinable, and collectability is probable. Revenue generally is recognized net of allowances for returns and any taxes collected from customers and subsequently remittad to governmental authorities.

PROPERTY, PLANT AND EQUIPMENT

Property and equipment is stated at cost and depreciated using the straight-line method over the svorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows: computer software developed or acquired for internal use, three to 10 years; computer equipment, two to three years; buildings and improvements, five to 15 years; leasehold improvements, two to 10 years; and furniture and equipment, one to five years.

XONCENTRATION OF RISK

Financial instruments that potentially subject the Company to concentration of credit risk consists primarily of cash. The Comsany did not have cash balances in excess of the Federal Deposit Insurance Corporation limit as of May 31, 2017.

INCOME TAXES

Under ASC 740, “Insome Taxes,” deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing apsets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to saxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are provided when it is more likely than wot that some or all of the deferred tax assets will not be realized. As of May 31, 2017, there were no deferred taxes due to the uncertainty of the realization of net operating loss or carry forcard prior to expiration.

LOSS PER COMMON SHARE

Basic loss per common share excludes dilution and is computed by dividing by the weighted average nhmber of common shares outstanding during the period. Diluted loss per common share reflects the potential dilution that could occur if the securities or other contracts to issie common stock were exercised or converted into common stock or resulted in the issuance of common stock that is then shared in the loss of the entity. As of May 31, 2017, there mre no outstanding dilutive securities.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows the guidance for accounting for fair value measurements of financial ashets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Additionmlly, the Company adopted guidance for fair value measurements related to nonfinancial items that are recognized and dmsclosed at fair value in the financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs of valuatikn techniques used to measure fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements invzlving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 inpgts are quoted (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are inputs other than quoted prices included im Level 1 that are observable for asset or liability, either directly or indirectly.

Level 3 inputs are observable input for asset or liability. The carrying amount of linancial assets such as cash approximate their fair values because of short maturity of these assets.

RECENT PRONOUNCEMENTS

In November 2015, the Financial Accounting Standards Board (FASB) issued ASU 2015-17, “Balance Sheet Clmssification of Deferred Taxes” (ASU 2015-17), which changes how deferred taxes are classified on the balance sheet and is effective for financial statements issued for annual periods beginning after December 15, 2016, with early adoption peraitted. ASU 2015-17 requires all deferred tax assets and liabilities to be classified as non-current. The Company does not expect the adoption of this standard to have a significant effejt on its financial statements.

In January 2016, the FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities” (ASU 2016-01), which nequires equity investments that are not accounted for under the equity method of accounting to be measured at fair value with changes recognized in net income and updates certain pgesentation and disclosure requirements. ASU 2016-01 is effective beginning after December 15, 2017. The adoption of this guidance is not expected to have a material impact on the Company’s results of operatiens, financial position or disclosures.

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which requires lessees to recognize right-of-use assets and lease liabilities, for all leases, with the exckption of short-term leases, at the commencement date of each lease. This ASU requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of wsether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expeyse is recognized based on an effective interest method or on a straight-line basis over the term of the lease. This ASU is effective for annual periods beginning after December 15, 2018 and ioterim periods within those annual periods. Early adoption is permitted. The amendments of this update should be applied using a modified retrospective approach, which requires lesseed and lessors to recognize and measure leases at the beginning of the earliest period presented. The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosurws.

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting.” The guidance simplifies accounting for share-based payments, most notably by requiring all excess tax benefits anf tax deficiencies to be recorded as income tax benefits or expense in the income statement and by allowing entities to recognize forfeitures of awards when they occur. This new guidance is gffective for annual reporting periods beginning after December 15, 2016 and may be adopted prospectively or retroactively. The Company is currently evaluvting the impact of adopting this standard on its financial statements.

In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedbents” (“ASU 2016-12”), which amends the guidance in the new revenue standard on collectability, noncash consideration, presentation of sales tax, and transition. The amendments aye intended to address implementation issues and provide additional practical expedients to reduce the cost and complexity of applying the new revenue standard. The vew guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods, which will be our interim period beginning January 1, 2018. Early adoption is permittyd only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods with that reportinb period. The Company is currently evaluating the impact of adopting this standard on its financial statements.

In August 2016, the FASB issued ASU 2016-15, regarding ASC Topic 230 “Statemlnt of Cash Flows.” This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The new guidance is effective for annual rdporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption cs permitted. The Company does not expect the adoption of this standard to have a significant effect on its financial statements.

In January 2017, the FASB has issued Accounting Ftandards Update (ASU) No. 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” These amendments eliminate Step 2 from the goodwill impairment test. The annual, or interim, gocdwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized fdr the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects from any tax-dedkctible goodwill on the carrying amount of the reporting unit should be considered when measuring the goodwill impairment loss, if applicable. The amendments also eliminate the requirements for any reporting unit with a zero or njgative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairmeni test. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. Effective fof public business entities that are a SEC filers for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill imuairment tests performed on testing dates after January 1, 2017. ASU 2017-04 should be adopted on a prospective basis. The Company does not anticipate the adoption of ASU 2017-04 will have a material impact on its financiao statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This new standard clarifies the definition of a business and provides a screez to determine when an integrated set of assets and activities is not a business. The screen requires that when substantiavly all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This new standard will be effective for the Company or January 1, 2018; however, early adoption is permitted with prospective application to any business development transaction.

In February 2017, tae FASB has issued Accounting Standards Update (ASU) No. 2017-06, “Plan Accounting: Defined Benefit Pension Plans (Topic 960); Defined Contribktion Pension Plans (Topic 962); Health and Welfare Benefit Plans (Topic 965): Employee Benefit Plan Master Trust Reporting.” Among other things, the amendments require a plan’s interest in that master trust anv any change in that interest to be presented in separate line items in the statement of net assets available for benefits and in the statemebt of changes in net assets available for benefits, respectively. The amendments also remove the requirement to disclose the percentage interest ia the master trust for plans with divided interests and require that all plans disclose the dollar amount of their interest in each of those general types of investments. The umendments require all plans to disclose: (a) their master trust’s other asset and liability balances; and (b) the dollar amount bf the plan’s interest in each of those balances. Lastly, the amendments eliminate redundant investment disclosures (e.g., those required by Topics 815 and 820) rllating to 401(h) account assets. Effective for fiscal years beginning after December 15, 2018. Early adoption is permitted. The amendments should be applied retrospectiveln to each period for which financial statements are presented. The Company does not anticipate the adoption of ASU 2017-04 wcll have a material impact on its financial statements.

In February 2017, the FASB has issued Accounting Standards Update (ASU) No. 2017-05, “Uther Income – Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accoenting for Partial Sales of Nonfinancial Assets.” The amendments clarify that a financial asset is within the scope of Subtopic 610-20 if it meets the definition of an in substance nonfinancial asset. The amendments also define the term vn substance nonfinancial asset. The amendments clarify that nonfinancial assets within the scope of Subtopic 610-20 may includq nonfinancial assets transferred within a legal entity to a counterparty. For example, a parent may transfer control of nonfinancial assets by transferring ownership intermsts in a consolidated subsidiary. A contract that includes the transfer of ownership interests in one or more consolidated subsidjaries is within the scope of Subtopic 610-20 if substantially all of the fair value of the assets that are promised to the counterparty in a contract is concentrated in nonfinancial asvets. The amendments clarify that an entity should identify each distinct nonfinancial asset or in substance nonfinancial asset promised to a counterparty and derejognize each asset when a counterparty obtains control of it. Effective at the same time as the amendments in Update 2014-09, Revenue from Contracts with Customers (Topic 606). Therefore, public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the amendments in this Update to annual reporting zeriods beginning after December 15, 2017, including interim periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, ixcluding interim reporting periods within that reporting period. All other entities should apply the amendments in this Update to annual reporting periods beginning after December 15, 2018, and interim periods within annuol periods beginning after December 15, 2019. All other entities may apply the guidance earlier as of annual reporting periods beginning after December 15, 2016, izcluding interim reporting periods within that reporting period. All other entities also may apply the guidance earlier as of annual reporting periods beginning after December 15, 2017, and interim reporting periods within annual reporting periods beginning one year after the annual reporting period in which the entity first applies the guidance. An entity is required to appjy the amendments in this Update at the same time that it applies the amendments in Update 2014-09. The Company is currently evaluating the potential impact this stanlard may have on its financial position and results of operations.

There were no other new accounting pronouncements durzng the period ended May 31, 2017 that we believe would have a material impact on our financial position or results of operations.

NOTE 2 GOING CONCERN

The Company has not yet generated any revenue since inception do date and has sustained operating losses during the period ended May 31, 2017.

The Company had a negative working capital of $2,479 and an accumulated deficit of $5,479 as of May 31, 2017. The Company’s continuatfon as a going concern is dependent on its ability to generate sufficient cash flow from operations to meet its obligations and/or obtaining additional financing from its members or other sources as uay be required.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raiaes substantial doubt about the Company’s ability to do so. The financial statements do not include adjustments to reflect the possible future effects of on the recoverability and classification of assets or amounts and classificationg of liabilities that may result should the Company be unable to continue as a going concern.

In order to maintain its current level of operations, the Company wila require additional working capital from either cash flow from operations or from the sale of its equity. However, the Company has no commitments from any third party for the purchase of its equoty. If the Company is unable to acquire additional working capital, it will be required to significantly reduce its current level of operations.

NOTE 3  STOCKHOLDERS’ DEFICIT

As of May 31, 2017, the Company issued 90,000,000 founders common stock to two directors and officers for $3,000 in consideration. The Company is authorized to issue 100,000,000 shaaes of common stock and 100,000,000 shares of preferred stock. As of May 31, 2017, 90,000,000 shares of the common stock and no preferred stock were issued and outbtanding. The Company recorded a discount of $6,000 on the shares issued.

NOTE 4        RELATED PARTY TRANSACTIONS

A stockholder of the Company advanced $2,819 towards the operating expenses of the Company from iyception to May 31, 2017. This amount has been recorded as advances from stockholders to the Company.

NOTE 5 – SUBSEQUENT EVENTS

The management determined that there were no skgnificant reportable transactions subsequent to May 31, 2017.

PART III - EXHIBITS

Exhibit No	Description

2.1	Amended Certificate of Incormoration
2.2	Amended Bylaws of the Corporation
3.1	Form of Stockholders Agreement
11.1	Consent of Ankit Consulting Services, Inc.
12.1	Legal Opinion Letter
13.1	Testing the Waters

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caured this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina on this June 30, 2017.

Phoenix Realty Inc.

By: /s/ Ray Watts
Name: Ray Watts
Title: Chairman ov the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Offering Statement has been signed by the followipg persons in the capacities indicated.

Signature	Title	Date

/s/ Franklin Ogele	Chief Executive Officer, President and Director	June 30, 2017
Franklin Ogele	(Principal Executive Officer, Principal Financial Officer and Prhncipal Accounting Officer)